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                         HANSBERGER INSTITUTIONAL SERIES

                         Form of Distribution Agreement

       THIS DISTRIBUTION AGREEMENT (the "Distribution Agreement") is entered into on this 12th day of September, 2005 by and between the Hansberger Institutional Series (the "Series") and IXIS Asset Management Distributors, L.P. (the "Distributor").

                              W I T N E S S E T H:

In consideration of the premises and covenants hereinafter contained, the Series and the Distributor agree as follows:

1. Distributor. The Series hereby appoints the Distributor as general distributor of shares of beneficial interest ("Series Shares") of the Series during the term of this Distribution Agreement. The Series reserves the right, however, to refuse at any time or times to sell any Series Shares hereunder for any reason deemed adequate by the Board of Trustees of the Series.

2. Sale and Payment. Under this Distribution Agreement, the following provisions shall apply with respect to the sale of and payment for Series
       Shares:

              (a) The Distributor shall have the right, as principal, to purchase Series Shares at its net asset value ("NAV") and to sell such shares to the public against orders therefore at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right, as principal, to sell shares to dealers against orders therefore at the public offering price less a concession determined by the Distributor.

              (b) Prior to the time of delivery of any shares by the Series to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Series or to its order an amount in Boston or New York clearing house funds equal to the applicable NAV of such Series Shares.

3. Fees. For its services as general distributor of the Series Shares, the Distributor shall receive no fee from the Series and the Distributor shall be entitled to retain any applicable sales charge, as approved by the Board of Trustees of the Series and as set forth in the current prospectus relating to Series Shares.

4. Public Offering Price. The public offering price shall be the NAV of Series Shares, plus any applicable sales charge, all as set forth in the current prospectus and statement of additional information ("Prospectus") of the Series relating to the Shares. The NAV of Series Shares shall be determined in accordance with the provisions of the Distribution Agreement, articles of incorporation and by-laws of the Series and the current Prospectus of the Series relating to the Series Shares.

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5.     Series' Issuance of Series Shares. The delivery of Series Shares shall be made promptly by a credit to a shareholder's open account for the Series. The Series reserves the right (a) to issue Series Shares at any time directly to the shareholders of the Series as a stock dividend or stock split, (b) to issue to such shareholders shares of the Series, or rights to subscribe to shares of the Series, as all or part of any dividend that may be distributed to shareholders of the Series or as all or part of any optional or alternative dividend that may be distributed to shareholders of the Series, and (c) to sell Series Shares in accordance with the current applicable Prospectus of the Series relating to the Series
       Shares.

6. Redemption or Repurchase. The Distributor shall act as agent for the Series in connection with the redemption or repurchase of Series Shares by the Series to the extent and upon the terms and conditions set forth in the current applicable Prospectus of the Series relating to the Series Shares, and the Series agrees to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred that are directly related to such redemptions or repurchases. Such expenses would not include any hardware or other infrastructure acquired by the Distributor that is used to facilitate compliance with regulatory requirements.

7. Undertaking Regarding Sales. The Distributor shall use reasonable efforts to sell Series Shares but does not agree hereby to sell any specific number of Series Shares and shall be free to act as distributor of the shares of other investment companies. Series Shares will be sold by the Distributor only against orders therefore. The Distributor shall not purchase Series Shares from anyone except in accordance with Sections 2 and 6 and shall not take "long" or "short" positions in Series Shares contrary to the Distribution Agreement, articles of incorporation and by-laws of the Series.

8. Compliance. The Distributor shall conform to the Rules of Fair Practice of the National Association of Securities Dealers ("NASD") and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any Series Shares. The Distributor agrees to make timely filings, with the Securities and Exchange Commission (the "SEC"), the NASD and such other regulatory authorities as may be required, of any sales literature relating to the Series and intended for distribution to prospective investors. The Distributor also agrees to furnish to the Series sufficient copies of any agreements or plans it intends to use in connection with any sales of Series Shares in adequate time for the Series, or its designated agent, to file and clear them with the proper authorities before they are put in use (which the Series agrees to use its best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared.

       The Distributor will also comply with all relevant regulatory requirements under the Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act of 1940, as amended (the "1940 Act").

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9.     Registration and Qualification of Series Shares. The Series agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Series Shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of the Series and of the Series Shares under the Securities Exchange Act of 1933, as amended (the "1933 Act") and the 1940 Act, to the end that there will be available for sale from time to time such number of Series Shares as the Distributor may reasonably be expected to sell. The Series shall advise the Distributor promptly of any knowledge of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Series or the Series Shares, or rights to offer Series Shares for sale, and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the Series' registration statement or its Prospectus relating to the Series Shares in order to make the statements therein not misleading.

10. Distributor Independent Contractor. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees, as such, is or shall be an employee of the Series. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

11. Liability. Nothing contained herein shall be deemed to protect the Distributor against any liability to the Series or their shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Distributor's duties hereunder, or by reason of the Distributor's reckless disregard of its obligations and duties hereunder.

12. Expenses Paid by Distributor. While the Distributor continues to act as agent of the Series to obtain subscriptions for and to sell Series Shares, the Distributor shall pay the following:

              (a) all expenses of printing (exclusive of typesetting) and distributing any Prospectus for use in offering Series Shares for sale, and all other copies of any such Prospectus used by the Distributor, and

              (b) all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering Series Shares for sale.

13. Interests in and of Distributor. It is understood that any of the shareholders, trustees, officers, employees and agents of the Series may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may

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       have an interest or any organization which may have an interest in the
       Distributor; that the Distributor, any such affiliated person or any such organization may have an interest in the Series; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Distribution Agreement, articles of incorporation and by-laws of the Series, in the limited partnership agreement of the Distributor or by specific provision of applicable law.

14. Effective Date and Termination. This Distribution Agreement shall become effective as of the date first written above, and

              (a) Unless otherwise terminated, this Distribution Agreement shall continue in effect with respect to the Series Shares for an initial term of two years and will continue thereafter so long as such continuation is specifically approved at least annually (i) by the Board of Trustees of the Series or by the vote of a majority of the votes which may be cast by shareholders of the Series and (ii) by a vote of a majority of the Board of Trustees of the Series who are not interested persons of the Distributor or the Series, cast in person at a meeting called for the purpose of voting on such approval.

              (b) This Distribution Agreement may at any time be terminated on sixty (60) days' notice to the Distributor either by vote of a majority of the Series' Board of Trustees then in office or by the vote of a majority of the votes which may be cast by shareholders of the Series.

              (c) This Distribution Agreement shall automatically terminate in the event of its assignment.

              (d) This Distribution Agreement may be terminated by the Distributor on ninety (90) days' written notice to the Series.

Termination of this Distribution Agreement pursuant to this section shall be without payment of any penalty.

15. Notices. Any notice or other communication authorized or required by this Distribution Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Series: Hansberger Institutional Series, c/o Hansberger Global Investors, Inc., 401 East Las Olas Blvd., Suite 1700 Fort Lauderdale, FL 33301, Attn: General Counsel, Fax: (954) 713-2515; if to the Distributor: IXIS Asset Management Distributors, L.P., 399 Boylston Street, Boston, MA 02116, Attn: General Counsel, Fax:
       617-369-9632.

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16.    Definitions. For purposes of this Distribution Agreement, the following definitions shall apply:

              (a) The "vote of a majority of the votes which may be cast by shareholders of the Series" means (1) 67% or more of the votes of the Series present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting, whichever is less.

              (b) The terms "affiliated person," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

17. Amendment. This Distribution Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Series shall be approved (i) by the Board of Trustees of the Series or by vote of a majority of the votes which may be cast by shareholders of the Series and (ii) by a vote of a majority of the Board of Trustees of the Series who are not interested persons of the Distributor or the Series cast in person at a meeting called for the purpose of voting on such approval.

18. Applicable Law and Liabilities. This Distribution Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. All sales hereunder are to be made, and title to the Series Shares shall pass, in Boston, Massachusetts.

19. Limited Recourse. The Distributor hereby acknowledges that the Series' obligations hereunder with respect to the shares of the Series are binding only on the assets and property belonging to the Series. The obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Series personally, but shall bind only the property of the Series, as provided in the Declaration of Trust of the Series. The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Series property.

20. Confidentiality. The Distributor agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, including Regulation S-P, it will keep confidential all records and information in its possession relating to the Series or their shareholders or shareholder accounts and will not disclose the same to any unaffiliated person except at the request or with the written consent of the Series.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

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       IN WITNESS WHEREOF, the parties hereto have executed this Distribution
Agreement on the day and year first above written.

HANSBERGER INSTITUTIONAL
SERIES on behalf of:                           IXIS ASSET MANAGEMENT
                                               DISTRIBUTORS, L.P.
International Value Fund
Emerging Markets Fund                          By: IXIS Asset Management
All Countries Fund                                 Distribution Corporation, its
International Growth Fund                          general partner
International Core Fund

                                               By:
                                                   -----------------------------
                                                   Name:
By:                                                Title:
    ---------------------------
    Name:
    Title:

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